SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 --------------

                                 SCHEDULE TO-I/A
                                  (RULE 13e-4)


            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 2)


                                 ---------------


                               CIRRUS LOGIC, INC.
                       (Name of Subject Company (Issuer))


                                ----------------


                               CIRRUS LOGIC, INC.
                        (Name of Filing Person (Offeror))


                                 ---------------


    Options under the Cirrus Logic, Inc. 1996 Stock Plan, the ShareWave, Inc.
     1996 Flexible Stock Incentive Plan, the Stream Machine 2001 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan to Purchase Common Stock,
                           Par Value $0.001 Per Share
                         (Title of Class of Securities)


                                 --------------

                                   172755 10 0
                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)


                                  -------------


                                Steven D. Overly
                 Senior Vice President, Chief Financial Officer,
                          General Counsel and Secretary
                               Cirrus Logic, Inc.
                                2901 Via Fortuna
                               Austin, Texas 78746
                                 (512) 851-4000
   (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)


                                  -------------


                                    Copy to:


                            Maureen S. Brundage, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                                 (212) 819-8200

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:

               [ ] third party tender offer subject to Rule 14d-1.
               [X] issuer tender offer subject to Rule 13e-4.
               [ ] going-private transaction subject to Rule 13e-3.
               [ ] amendment to Schedule 13D under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer. [X]

          This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO filed by Cirrus Logic, Inc. ("Cirrus Logic") with the Securities and Exchange Commission on November 20, 2002, as subsequently amended and supplemented by Amendment No. 1, filed on December 10, 2002, relating to the offer by Cirrus Logic to exchange all stock options held by eligible employees that are outstanding under the Cirrus Logic, Inc. 1996 Stock Plan; ShareWave, Inc. 1996 Flexible Stock Incentive Plan; Stream Machine Company 2001 Stock Plan; and Cirrus Logic, Inc. 2002 Stock Option Plan for new options to be issued under either the Cirrus Logic, Inc. 1996 Stock Plan or Cirrus Logic, Inc. 2002 Stock Option Plan as will be determined by the Board of Directors on the day of grant, upon the terms and subject to the conditions set forth in the (i) Offer to Exchange, dated November 20, 2002 (the "Offer to Exchange") and (ii) Supplement to the Offer to Exchange, dated December 9, 2002 (the "Supplement" and, together with the Offer to Exchange, the "Offer").



Item 4.     Terms of the Transaction.

          Item 4(a) is hereby amended and supplemented as follows:

          The Offer expired at 12:00 midnight, Pacific time, on Friday, December 20, 2002. Pursuant to the terms and conditions of the Offer, Cirrus Logic accepted for cancellation and exchange options to purchase 3,140,229 shares of common stock of Cirrus Logic. Approximately 41% of eligible options were tendered in the Offer. Pursuant to the terms and conditions of the Offer, Cirrus Logic will issue new options to purchase an aggregate of approximately 2,355,172 shares of common stock of Cirrus Logic in exchange for the options that were accepted for cancellation and exchange in the Offer. Pursuant to the terms of and conditions of the Offer, the new options will be issued on or promptly after June 23, 2003.

Item 12.    Exhibits.

          Item 12 is hereby amended and supplemented as follows:

          (a)(1)    Offer to Exchange, dated November 20, 2002.*

          (a)(2)    Form of Letter of Transmittal.*

          (a)(3)    Form of Decline Letter.*

          (a)(4)    Form of Notice of Withdrawal.*

          (a)(5) Form of Cover Letter from the Senior Vice President, Chief Financial Officer, General Counsel and Secretary of Cirrus Logic.*

          (a)(6) Cirrus Logic, Inc. Annual Report on Form 10-K for the fiscal year ended March 30, 2002, is incorporated herein by reference.

          (a)(7) Cirrus Logic, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2002, is incorporated herein by reference.

          (a)(8) Email to employees of Cirrus Logic, Inc. from the Chief Executive Officer and President of Cirrus Logic.*

          (a)(9)    Presentation to employees of Cirrus Logic, Inc.*

          (a)(10)   Press Release, dated November 20, 2002.*

          (a)(11)   Supplement to Offer to Exchange, dated December 9, 2002.*

          (a)(12)   Form of Notice of Acceptance and Cancellation.*

          (a)(13) Press Release, dated December 23, 2002, announcing the results of the Offer.**

          (d)(1) Cirrus Logic, Inc. 1996 Stock Plan, as amended and restated through July 25, 2001, is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-67322).

          (d)(2) Amendment to the Cirrus Logic, Inc. 1996 Stock Plan, effective as of November 1, 2002.*

          (d)(3)    ShareWave,  Inc.  1996  Flexible  Stock  Incentive  Plan  is
                    incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-71046).

          (d)(4)    Amendment  to  the  ShareWave,   Inc.  1996  Flexible  Stock
                    Incentive Plan, effective as of November 1, 2002.*

          (d)(5) Stream Machine Company 2001 Stock Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-74804).

          (d)(6) Amendment to the Stream Machine Company 2001 Stock Plan, effective as of November 1, 2002.*

          (d)(7) Cirrus Logic, Inc. 2002 Stock Option Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-101119).

          (d)(8) Amendment to the Cirrus Logic, Inc. 2002 Stock Option Plan, effective as of November 1, 2002.*

          (d)(9) Form of Cancellation/Regrant Program Notice of Grant of Stock Option.*

          (d)(10) Form of Stock Option Agreement under the Cirrus Logic, Inc. 1996 Stock Plan.*

          (d)(11) Form of Incentive Stock Option Agreement under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan is
                    incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-71046).

          (d)(12) Form of Nonqualified Stock Option Agreement under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan is
                    incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-71046).

          (d)(13) Form of Stock Option Agreement under the Stream Machine Company 2001 Stock Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-74804).

          (d)(14) Form of Stock Option Agreement under the Cirrus Logic, Inc. 2002 Stock Option Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-101119).

     * Previously filed with the Securities and Exchange Commission on November 20, 2002.

     **   Filed herewith.

                                    SIGNATURE

          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 to the Schedule TO-I/A is true, complete and correct.

                                          CIRRUS LOGIC, INC.



                                          /s/ Stephanie Lucie
                                          ------------------------

                                          Name:  Stephanie Lucie
                                          Title: Vice President

Date:  December 23, 2002

                                INDEX OF EXHIBITS


          (a)(1)    Offer to Exchange, dated November 20, 2002.*

          (a)(2)    Form of Letter of Transmittal.*

          (a)(3)    Form of Decline Letter.*

          (a)(4)    Form of Notice of Withdrawal.*

          (a)(5) Form of Cover Letter from the Senior Vice President, Chief Financial Officer, General Counsel and Secretary of Cirrus Logic.*

          (a)(6) Cirrus Logic, Inc. Annual Report on Form 10-K for the fiscal year ended March 30, 2002, is incorporated herein by reference.

          (a)(7) Cirrus Logic, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2002, is incorporated herein by reference.

          (a)(8) Email to employees of Cirrus Logic, Inc. from the Chief Executive Officer and President of Cirrus Logic.*

          (a)(9)    Presentation to employees of Cirrus Logic, Inc.*

          (a)(10)   Press Release, dated November 20, 2002.*

          (a)(11)   Supplement to Offer to Exchange, dated December 9, 2002.*

          (a)(12)   Form of Notice of Acceptance and Cancellation.*

          (a)(13) Press Release, dated December 23, 2002, announcing the results of the Offer.**

          (d)(1) Cirrus Logic, Inc. 1996 Stock Plan, as amended and restated through July 25, 2001, is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-67322).

          (d)(2) Amendment to the Cirrus Logic, Inc. 1996 Stock Plan, effective as of November 1, 2002.*

          (d)(3)    ShareWave,  Inc.  1996  Flexible  Stock  Incentive  Plan  is
                    incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-71046).

          (d)(4)    Amendment  to  the  ShareWave,   Inc.  1996  Flexible  Stock
                    Incentive Plan, effective as of November 1, 2002.*

          (d)(5) Stream Machine Company 2001 Stock Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-74804).

          (d)(6) Amendment to the Stream Machine Company 2001 Stock Plan, effective as of November 1, 2002.*

          (d)(7) Cirrus Logic, Inc. 2002 Stock Option Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-101119).

          (d)(8) Amendment to the Cirrus Logic, Inc. 2002 Stock Option Plan, effective as of November 1, 2002.*

          (d)(9) Form of Cancellation/Regrant Program Notice of Grant of Stock Option.*

          (d)(10) Form of Stock Option Agreement under the Cirrus Logic, Inc. 1996 Stock Plan.*

          (d)(11) Form of Incentive Stock Option Agreement under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan is
                    incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-71046).

          (d)(12) Form of Nonqualified Stock Option Agreement under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan is
                    incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-71046).

          (d)(13) Form of Stock Option Agreement under the Stream Machine Company 2001 Stock Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-74804).

          (d)(14) Form of Stock Option Agreement under the Cirrus Logic, Inc. 2002 Stock Option Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-101119).

     * Previously filed with the Securities and Exchange Commission on November 20, 2002.

     **   Filed herewith.